# <u>Letter of Intent for Himalaya Technologies, Inc. to Acquire Dopeboo</u>

April 13, 2022

From: Himalaya Technologies, Inc.
1 E Erie St, Ste 525 Unit #2420
Chicago, IL 60611

RE: Purchase of; https://www.dopeboo.com

This letter of intent ("Letter of Intent") confirms the intent of Himalaya Technologies, Inc. ("Buyer") and Online Marketing Group, LLC ("Seller") (collectively, the "Participants") to negotiate in good faith the terms and conditions of a proposed business transaction (the "Proposed Transaction") pursuant to which Buyer will purchase certain assets of the Seller. The Participants desire to conduct negotiations and due diligence with an objective of executing a mutually agreeable definitive agreement ("Agreement").

This Letter of Intent is not intended to constitute a binding agreement, but rather shall serve as the basis for negotiating the Agreement between the Participants containing the terms stated in this Letter of Intent, as well as other terms and conditions customary for a transaction of the nature contemplated by the Participants. Neither party will be bound unless and until a definitive Agreement has been executed and delivered by the Participants and/or approved by their respective attorneys.

The Participants are willing to discuss the Proposed Transaction, subject to the following terms and conditions:

1. Consummation of the Proposed Transaction will be subject to satisfactory due diligence, Seller's securing funds for purchase, HMLA being approved and freely trading in the OTCBB, any necessary board approvals, and execution of the Agreement. The Participants will diligently proceed toward finalizing the terms of the Agreement with the understanding that such terms of this Letter of Intent and Agreement will not be binding until the Agreement is executed by the Participants. Upon execution of the Agreement, this Letter of Intent shall be superseded thereby and the rights and obligations of the Participants with respect to the Proposed Transaction shall thereafter be governed by the Agreement.

2. Buyer proposes a 10-Day due diligence period to confirm the accuracy of the business financials and statistical details with a closing on or before May 15, 2022.

3. Buyer will acquire the Seller entity for Four Hundred Thousand Dollars ($400,000.00) (the "Purchase Price") Plus the value of inventory at closing as determined by the Participants. The Transaction shall include the purchase of all the assets of the above-named property of the Seller, including but not limited to: (list assets)

4. Exclusivity; By executing this Letter of Intent the Seller agrees to extend exclusivity to the Buyer until April 30, 2022 to consummate the Proposed Transaction no later than May 15, 2022. This Letter of Intent may be terminated at any time with written consent from both parties.

5. The Purchase Price shall be paid to Seller and funds escrowed as follows: Two Hundred Fifty Thousand Dollars ($250,000.00) Plus the value of inventory as determined by the Participants in cash at close through escrow.com or some other escrow entity of mutual consent as defined in the Agreement, Plus an additional One Hundred Thousand Dollars ($100,000.00) in the form of short term Seller financing (the "Promissory Note"), details to be determined and included in the Agreement, Plus an additional Fifty Thousand Dollars ($50,000.00) in unrestricted shares of HMLA at a price equal to the average closing price of HMLA over the 20 day period prior to the closing of the Proposed Transaction. The domain name https://www.dopeboo.com/ will be held in an Escrow.com account pending full payment of the Promissory Note.

6. Seller and Buyer shall each bear and be responsible for the payment of all expenses incurred by it in the pursuit and completion of the transaction contemplated herein, which obligation shall be binding regardless of whether the transaction closes.

7. As long as the LOI remains in effect, Seller will use its best efforts to conduct the operation of the Assets in a reasonable and prudent manner consistent in all material respects with past practice and in compliance with all applicable laws and regulations.

8. The Participants acknowledge that the Agreement shall contain standard representations and warranties, applicable to Buyer and Seller, customary for a transaction of the nature contemplated under this Letter of Intent, including indemnification and limitation of liability provisions.

9. Buyer shall prepare the definitive Agreement.

10. Seller agrees to provide transition assistance of the Assets to the Buyer for up to 30 days post-closing. Assistance shall include but not be limited to all day-to-day training necessary for successful operations and knowledge transfer to Buyer. A consulting agreement for services after the 30 day transition may be included in the Definitive Agreement.

11. The term of this Letter of Intent shall extend from the date of execution through April 30, 2022 and may be extended only by written agreement of the Participants. If the Participants fail to execute the Agreement during the term of this Letter of Intent or any extension thereof, no Participant shall have any obligation or liability to the other.

12. Seller agrees not to compete with Buyer for a period of 2 years commencing on the execution of the Agreement. Specific language will be included in the Agreement.

13. This Letter of Intent and its contents may be disclosed by the Participants to their respective boards of directors, management personnel, and legal, accounting, and financial advisors on a "need to know" basis only. The Participants will use their best efforts to cooperate with each other in making any disclosures with respect to this Letter of Intent, the Agreement, or the Proposed Transaction and as to the form and substance of any press releases, announcements and other disclosures, which shall only be approved by the Participants' written consent.

SIGNATURE PAGE FOLLOWS

Please sign and return a copy of this Letter of Intent to signify your agreement with the foregoing.

Very truly yours,

Barbara Therese Mehr
Barbara Therese Mehr (Apr 19, 2022 13:54 EDT)

Barbara Mehr
Online Marketing Group, LLC

Agreed and accepted:

Vikram Grover
Vikram Grover (Apr 16, 2022 20:22 CDT)

Vikram Grover, CEO
Himalaya Technologies, Inc.